                                                                       EXHIBIT 5

                                 April 22, 2004

FindWhat.com
5220 Summerlin Commons Blvd.
Suite 500
Fort Myers, Florida 33907

Ladies and Gentlemen:

     We have acted as counsel to FindWhat.com, a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "SEC") of an Amendment No. 1 to its Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 7,000,000 shares of its common stock, par value $0.001 per share (the "Shares"), upon consummation of the proposed merger of Who Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("MergerSub"), and Espotting Media Inc. ("Espotting").

     We have reviewed executed copies of the Amended and Restated Agreement and Plan of Merger among the Company, MergerSub and Espotting (the "Agreement"), and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing, we are of the opinion that, when issued in the manner described in the Registration Statement following approval by your stockholders of such issuance and in accordance with the resolutions adopted by your Board of Directors, the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable.

     We are admitted to practice in the State of Illinois, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the laws of the State of Illinois, the federal laws of the United States of America and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

                                          Very truly yours,


                                          /s/ BAKER & McKENZIE